EXHIBIT 10.17

WESBANCO INC.

Deferred Compensation Plan

(DCP)

FOR DIRECTORS AND ELIGIBLE EMPLOYEES

Table of Contents

Page

ARTICLE I
Definitions	2

ARTICLE II
Eligibility	5

ARTICLE III
Deferral of Base Compensation	5

ARTICLE IV
Deferral of Bonus	6

ARTICLE V
Employer Contribution	7

ARTICLE VI
Accounting	8

ARTICLE VII
Vesting	9

ARTICLE VIII
Distribution of Benefits	10

ARTICLE IX
Funding	12

ARTICLE X
Plan Administration	12

ARTICLE XI
Amendment and Discontinuance	15

ARTICLE XII
General Provisions	15

WesBanco, Inc.

Deferred Compensation Plan

Preamble

WHEREAS, WesBanco, Inc., for itself and each of its subsidiaries (collectively, the “Employer”) desires to provide competitive total compensation to its key Employees so the Employer can attract and retain the executive talent necessary to drive the success of the Employer.

WHEREAS, the Employer ,as part of a key employee’s total compensation, may provide additional employer funded deferred compensation benefits.

WHEREAS, the Employer desires to allow its key Employees to defer portions of their Base Compensation and Bonus in order to encourage the Employees to maintain a long-term relationship with the Employer and provide flexibility to the Employee in his or her financial planning.

WHEREAS, WesBanco, Inc. has allowed Directors to defer directors’ fees into the Restated WesBanco, Inc. and WesBanco Affiliate Banks Directors Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”).

WHEREAS, in order to ease the administration of the deferred compensation programs and directors, WesBanco intends to amend and restate the Directors’ Deferred Compensation Plan in its entirety to be set out in this document and combined with the program for employees.

NOW, THEREFORE, the Employer adopts this Deferred Compensation Plan (“DCP”) effective May 18, 2005.

Article I

Definitions

1.1	“Account” means an unfunded liability of the Employer in the name of each Participant. For any Director who participated in the Restated WesBanco, Inc. and WesBanco Affiliate Banks Directors’ Deferred Compensation Plan on the Effective Date, each Director’s Account balance under this DCP shall be equal to such Director’s Account balance under the Restated WesBanco, Inc. and WesBanco Affiliate Banks Directors’ Deferred Compensation Plan on the Effective Date.

1.2	“Base Compensation” means the Participant’s regular salary, wages and other cash remuneration which is scheduled to be paid to the Participant on a regular and periodic basis.

1.3	“Beneficiary” means any person(s) designated in writing by the Board to be a Participant to receive payment under this DCP in the event of the Participant’s death. In the event the Participant is married and has designated no other beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the participant’s spouse. In the event the Participant is not married at death and has designated no beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s estate.

1.4	“Board” means the Board of Directors of WesBanco, Inc. .

1.5	“Bonus” means any additional cash remuneration that is paid to a Participant over and above any Base Compensation, and any other amounts as determined by the Board.

1.6	“Change in Control Event” means Change in Control Event as defined in Notice 2005-1, or any superseding guidance issued by the Internal Revenue Service or the U.S. Treasury.

1.7	“Code” means the Internal Revenue Code of 1986, as amended.

1.8	“Director” means a non-employee member of the Board (exclusive of Honorary Directors). Directors who are also Employees shall participate in this Plan, if at all, under the provisions applicable to Employees.

1.9	“Directors’ Fees” means amounts paid for service as a non-employee members of the Board.

1.10

“Disability” or “Disabled” means a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer.

1.11	“Earnings” means the positive or negative adjustment to a Participant’s Account that is based on the hypothetical rate of return as determined with respect to a Participant’s Account under the rules of §6.2 of the Plan and is intended to reflect the change that would have occurred in the value of the Account if the Account had actually been invested.

1.12	“Effective Date” means May 18, 2005, the date of the adoption by the Board of this DCP and the merger of the Restated WesBanco, Inc. and WesBanco Affiliated Banks Directors’ Deferred Compensation Plan with and into this DCP .

1.13	“Eligible Employee” means an Employee who has been designated as eligible to participate in this Plan but has not at any time made contributions to this Plan pursuant to Articles III or IV or received an allocation pursuant to Article V.

1.14	“Employee” means any individual employed by the Employer.

1.15	“Employer” means WesBanco, Inc. and any subsidiary or other entity that would be part of the controlled group of corporations or under common control with WesBanco, Inc as defined in Code §414 (b&c), and that adopts this Plan under the procedures and terms and conditions established by the Board.

1.16	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17	“Fiscal Year” means the 12-consecutive month accounting period adopted by the Employer for federal income tax purposes.

1.18	“Participant” means (i) an Employee who has been designated pursuant to Article II and makes one or more deferrals pursuant to Article III or IV of this DCP or receives an allocation pursuant to Article V, (ii) any Director who elects to make deferrals of fees on or after the effective date of this DCP and (iii) any former Eligible Employee or Director who has an Account balance under this DCP, including Account balances for Directors transferred from the Restated WesBanco, Inc. and WesBanco Affiliate Banks Directors’ Deferred Compensation Plan.

1.19	“Plan” or “DCP” means the WesBanco, Inc. Deferred Compensation Plan.

1.20	“Plan Year” means the 12-consecutive month period beginning each January 1 and ending on the following December 31.

1.21	“Qualified 401(k) Plan” means the WesBanco, Inc. 401(k) Profit Sharing Plan or the qualified plan of the Employer having 401(k) features that is applicable to the Eligible Employee.

1.22	“Retirement” means separation from service within the meaning of Section 409A of the Code on or after attaining age 62.

1.23	“Salary Deferral” means the total amount deferred by the Participant from his or her Base Compensation under Article III and from his or her Bonus under Article IV.

1.24	“Valuation Date” means the date or dates as of which the Participant’s Account is valued and adjusted for all contributions, distributions, Earnings, expenses and other like items.

1.25	“Vested” means the nonforfeitable portion of a Participant’s Account.

1.26	“Year of Service” means one completed Plan Year during which the Participant is employed.

Article II

Eligibility

a. Directors. Each Director who is or becomes a Director on or after the Effective Date of this Plan shall be eligible to defer fees under Article III of this Plan. Directors (including then former Directors) with an account balance under the Restated WesBanco, Inc. and WesBanco Affiliate Banks Directors’ Deferred Compensation Plan shall automatically become a Participant in this DCP on the Effective Date with an initiated Account balance equal to his or her then Account balance under the Restated WesBanco, Inc. and WesBanco Affiliate Banks Directors’ Deferred Compensation Plan with such account balance initially denominated in the same form under this Plan as it was denominated under the Restated WesBanco, Inc. and Affiliate Banks Directors’ Deferred Compensation Plan.

b. Employees. Any Employee who is individually designated by the Board in writing to be eligible to participate in this DCP shall be eligible to participate in this Plan. No Employee shall be eligible to participate in this Plan unless or until he or she receives written confirmation from the Human Resources Department of the Employer that he or she has been designated by the Board to be eligible to participate in this Plan. In choosing Employees from time to time to be eligible to participate in this Plan, the Board shall have plenary discretion in all respects and may apply any criteria for eligibility it may choose and may change or be inconsistent in the criteria it chooses, in its discretion, except, only Employees who are considered to be in a select group of management or highly compensated employees, within the meaning of DOL Reg. §2520.104-24, shall be eligible to participate in this Plan. No distribution shall be made to an Employee who ceases to meet the eligibility conditions of this Plan until such time as the distribution would be made pursuant to Article VIII.

Article III

Deferral of Directors’ Fees and Base Compensation

a. Directors’ Fees. Each Director may elect to defer all or any portion of his or her Directors’ Fees to be earned after that election is made under the rules set forth in this Article III.

b. Base Compensation of Employees. Each Eligible Employees (or Eligible Employees who have previously made or received allocations under this Plan) may elect to defer all or any portion of his or her Base Compensation as he or she may elect in advance of the earning of that compensation.

c. Method of Election. Such election shall be made by the Director or Eligible Employee by completing and delivering to the Human Resources Department his or her election form no later than the last day of the Plan Year preceding the Plan Year in which the Base Compensation is earned.

However, an individual who becomes a Director or an Eligible Employee during a Plan Year may complete and deliver to the Human Resources Department his or her election form within 30 days after first becoming a Director or an Eligible Employee and may defer all or any portion of his or her Directors’ Fees or Base Compensation, as the case may be, earned subsequent to the deferral election.

Any such election made by a Participant to defer his or her Directors’ Fees or Base Compensation shall be irrevocable for the entire Plan Year and shall continue for all subsequent years unless revoked. Any Participant may change or revoke his or her deferral election to be effective with respect to Directors’ Fees or Base Compensation to be earned in a subsequent Plan Year by submitting a new election form to the Human Resources Department no later than the last day of the Plan Year preceding the next Plan Year. Such change or revocation will take effect on the first day of the Plan Year next following receipt by the Human Resources Department of such election form.

On the election form by which the Director or Eligible Employee elects to defer Directors’ Fees or Base Compensation, he or she can designate a date certain for its distribution, together with Earnings and Matching Contributions for Eligible Employees, if any. If no date certain is designated, all amounts held with respect to the deferral of Directors’ Fees or Base Compensation will be distributed, for Directors, 180 days after the Directors’ separation from service (as defined in IRS Notice 2005-1) or, for Eligible Employees, 180 days after the Eligible Employee’s separation from service (as defined in IRS Notice 2005-1) or after the attaining age 62, as described in Section 8.1, unless otherwise accelerated for Directors and Eligible Employees under Article VIII.

The deferral election under this DCP is separate from any election made to the Qualified 401(k) Plan and an Eligible Employee is not required to participate in the Qualified 401(k) Plan as a condition for participation in this DCP.

Article IV

Deferral of Bonus

Each Participant (which for purposes of this Article IV does not include Directors) may elect to defer all or any portion of his or her Bonus, as established by the Board.

If the Bonus is “performance-based compensation” as that phrase is defined for purposes of Code §409A and is based on services performed over a period of at least 12 months, such election shall be made by the Participant by completing and delivering to the Human Resources Department his or her election form no later than the last day of the sixth month of the period during which the Bonus is earned.

If the bonus is not “performance-based compensation” as that phrase is defined for purposes of Code §409A, or if the period of the services on which the Bonus is based is less than 12 months,

such election shall be made by the Participant by completing and delivering to the Human Resources Department his or her election form no later than the later of (1) the end of the Plan Year that precedes the beginning of the period during which the Bonus is earned, or (2) such date as permitted under guidance regarding non-qualified deferred compensation issued by the Internal Revenue Service or the U.S. Treasury.

Any such election made by a Participant to defer his or her Bonus shall be irrevocable during the Plan Year to which it is applicable.

On the election form by which the Eligible Employee elects to defer his or her Bonus, he or she can designate a date certain for its distribution, together with Earnings and Employer Contributions, if any. If no date certain is designated on the election form, all amounts held in the Plan with respect to deferrals of Bonus shall be distributed after his or her separation from service (as defined in IRS Notice 2005-1) or attaining age 62 as described in Section 8.1, unless otherwise accelerated under Article VIII.

Any such Bonus deferral election is separate from any election made with respect to Base Compensation, or the Qualified 401(k) Plan and the Eligible Employee is not required to participate in the Qualified 401(k) Plan as a condition for participation in this Plan.

Article V

Employer Contribution

The Employer may, but shall not be required to, make an allocation to the Account of one or more Eligible Employees (which term excludes non-employee Directors) for any Plan Year in which a Participant is eligible to participate in this Plan in an amount determined and calculated by the Board, in its sole an absolute discretion. The Board may choose to make contributions with respect to one Eligible Employee and not others and it shall not be discrimination within the meaning of the Plan for the Board to exercise discretion as to whether to make contributions with respect to one or more Eligible Employee but not others or to vary the amount of the Employer contribution among Eligible Employee who receive Employer contributions. For this purpose, the Board may take into account such portion of the Participant’s remuneration as the Board in its sole discretion determines. No Participant shall receive a contribution under this Article V unless the Participant is in the employ of the Employer as of the last day of the Plan Year, unless the Eligible Employee attained age 65 during such Plan Year.

Article VI

Accounting

6.1 Allocation to Participant’s Account

a.	The total amount of the deferred Directors’ Fees or Base Compensation shall be credited to the Participant’s Account as of the date such amount would otherwise have been paid to such Participant.

b.	The total amount of any deferred Bonus shall be credited to the Participant’s Account as of the date such amount would otherwise have been paid to such Participant.

c.	The total amount of the Employer Contribution made pursuant to Article V shall be credited to the Participant’s Account as of the date or dates established by the Board. Such allocation dates shall be established by the Board in their sole discretion.

6.2 Earnings

The Participant will receive a statement at least annually, and at such other dates set by the Human Resources Department, reflecting all adjustments for contribution allocations, distributions and Earnings. The Participant’s Account shall be adjusted on the last day of each Plan Year and at such other Valuation Dates established by the Human Resources Department in its sole discretion to reflect all contribution allocations, distributions and Earnings. The Human Resources Department shall develop such accounting procedures as it, in its sole discretion, deems advisable to properly reflect the value attributable to the Participant’s Account.

For Directors who had a balance in the Restated WesBanco, Inc. and WesBanco Affiliated Banks Directors’ Deferred Compensation Plan denominated in shares of Employer Common Stock, those account balances shall remain denominated in shares of Employer common stock under this Plan and shall not receive interest or other credits under this section but shall be credited with dividends paid.

Unless the Board chooses to set aside assets in a grantor trust with respect to which the Participant may direct the investment of his or her Account balance, Earnings prior to a Change in Control Event shall be determined using any rate established by the Board in its sole discretion and shall remain in effect for such period as the Board establishes in its discretion. For this purpose, the Board may establish a rate of return that is based on an external or internal index, a formula taking into account multiple items, changes in the value of WesBanco, Inc. common stock, or any other criteria it deems suitable. In the event of a Change in Control Event, Earnings shall be based n a rate of interest no less than the prime rate quoted in the Wall Street Journal for the date of the Change in Control Event, or the nearest date to that date, plus 2%. This prime rate plus 2% method shall be used for a period of one year, subject to termination of the Plan as approved in Article XI or waiver by the Participant, and in no event may the Board reduce such rate under any provision of this DCP.

Prior to a Change in Control Event, the Board may, but shall not be required to, set assets aside in a grantor trust with individual accounting and allow Participants to direct the investment of their individual Account balance from such range of investments as the Human Resources Department may permit from time to time but which shall at all times include WesBanco common stock. After a Change in Control Event, all assets shall be credited with Earnings at a rate no less than the prime rate plus 2% method described in the foregoing paragraph.

The Board, in its sole discretion, may take into account when determining Earnings, except as Earnings is mandated to be prime plus 2% following a Change in Control Event, any administrative or trustee expense that would affect the rate of return if the Participant’s Account had actually been invested.

Should the Participant become entitled to a distribution, Earnings will be credited to the Participant’s Account until the Account is completely distributed using the Earnings method in effect and applicable to each Valuation Date. For the purpose of this Earnings allocation, the Board may use an estimated distribution date, which shall be reasonably close in time to when the distribution is actually made in order to minimize lost earnings to the Participant due to being uninvested.

All Earnings allocation methods shall be applied uniformly and without regard to employment position. However, in order to preserve principal for any Participant who is nearing retirement, or who is in pay status, such rule shall not prohibit use of different Earnings methods that is sensitive to age and the Participant’s proximity to retirement.

Article VII

Vesting

A Participant’s Account attributable to his or her Salary Deferrals shall always be 100% nonforfeitable.

A Participant’s Account attributable to Employer Contributions shall vest at such times and be subject to such restrictions and conditions as the Board shall determine in its sole discretion.

The vested percentage of the Account shall be determined at the Participant’s termination of employment. Should the Participant’s employment terminate due to Retirement, death or Disability, the Participant’s Account shall be 100% vested. Further, in the event of a Change in Control Event or if the DCP is terminated by the Employer, the Account of each Participant who is then an active Employee will become 100% vested regardless of the Participant’s Years of Service.

Any amount unvested at termination of employment, other than for Retirement, death or Disability, shall be forfeited and shall not be recredited to the Account regardless of any subsequent return to employment unless the Board, in its sole discretion, elects otherwise.

Article VIII

Distribution of Benefits

8.1 General Rule

Unless a specific date and form for distribution is set forth on an election form, the benefits under this Plan (the Participant’s Account) shall be paid over a period of ten (10) years, in substantially equal annual installments and shall commence as described in the following two sentences. For Directors who are not specified employees (as defined in Section 409A(a)(2) of the Code), the first payment shall be made no earlier than the earlier of (i) the date specified on the election form and (ii) the date the Director separates from service (as defined in IRS Notice 2005-1 or a successor regulation). For Directors who are specified employees and all non-Director Participants, the first payment shall be made no earlier than the earliest of (i) the date specified on the election form, (ii) 180 days after the date the Participant separates from service (as defined in IRS Notice 2005-1 or a successor regulation) and (iii) the date the Participant attains age 65. If a specific date is set forth in an election form, the portion of the Participant’s Account attributable to deferrals or allocations attributable to that election form, together with Earnings thereon, shall be distributed on the date specified on the election form. For the purposes of distribution of that portion of a Director’s Account attributable to deferrals before the Effective Date, distribution may be made in accordance with elections made by the Director prior to the Effective Date and, for Directors who chose to denominate all or a portion of their deferrals in shares of Employer common stock, distribution shall be made only in the form of shares of Employer common stock.

8.2 Modification of General Rule

a.	Death and Disability. In the event a Participant dies or becomes Disabled, the balance of the Participant’s Account shall be paid over a period of three (3) years, in substantially equal annual installments to the Participant, or in the case of death, to the Participant’s Beneficiary. The first payment shall be made no later than 60 days after the date of the Participant’s Disability or death.

b.	Change in Control Event. Unless the Participant elects otherwise, in the event of a Change in Control Event prior to commencement of benefits, the Participant’s Account shall be paid in a lump sum one year after the occurrence of a Change in Control Event. Such Participant may elect at any date prior to the Change in Control Event, to defer payment of all or a portion of his or her Account by delivering an election to such effect to the Human Resources Department. Such deferral shall be directed by the Participant but shall be for a minimum of five years. Such deferred payment shall be made in accordance with Section 8.1 or Section 8.2(a), as applicable.

In the event of a Change in Control Event after benefits have commenced, the remaining balance of the Participant’s Account shall be paid in a lump sum as soon as administratively practicable after the Change in Control Event to the Participant or, if the Participant has died, to the Participant’s Beneficiary.

c.	Qualified Domestic Relations Order. If the terms of a qualified domestic relations order require payment to a spouse, such payment shall be made as set forth in the qualified domestic relations order.

d.	Payment of Employment Taxes. If tax amounts need be paid under Code §§3101 and 3121(v) or withheld under Code §3401 with respect to amounts deferred here under, an amount necessary to met those tax obligations may be distributed.

8.3 Election Method

Elections shall be made in writing on a form provided by the Human Resources Department and shall be made in accordance with the rules established by the Human Resources Department.

8.4 Earnings on Unpaid Balances

In the event a Participant separates from employment and is entitled to receive a distribution, the Participant’s Account shall continue to be credited with Earnings until the Account is completely distributed pursuant to the provisions set forth in §6.2 of this Plan.

8.5 Request for Benefits

Any person claiming a benefit under the DCP shall present the request to the Human Resources Department in writing, which shall respond in writing as soon as may be feasible.

8.6 Tax Withholding

With respect to any benefit payments under the DCP, Employer shall make all appropriate income tax withholdings; however, the Participant will be solely liable for any and all income taxes applicable on such benefit payments.

The benefits which accrue under the DCP are subject to Self-Employment Tax for non-employee Directors or FICA taxes for other Participants (which include the Old-Age, Survivors and Disability Insurance tax and/or Medicare tax, as the case may be), which may become due before the benefits are actually paid as provided under Code Sections 1401 et seq. and 3121(v)(2) and related IRS regulations.

To ensure proper compliance with these regulations, Employer will calculate the amount of Self-Employment tax or FICA tax, as the case may be, when it becomes due and notify the Director or Participant of the amount of his or her share of such tax. For employee Participants, the Employer will remit the entire tax to the IRS and arrange for the collection of the Participant’s share of the tax from the Participant. Each Director and Participant will be solely liable for his or her share of Self-Employment or FICA taxes on benefits accrued under the DCP.

Article IX

Funding

9.1 Unfunded Plan

Benefits under this DCP shall be paid from the general assets of the Employer. This DCP shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation “for a select group of management or highly compensated employees” as set forth in Sections 201(2), 301(3), and 401(a)(1) of the ERISA, and is not intended to meet the qualification requirements of Section 401 of the Code. Any assets set aside by the Employer for the purpose of paying benefits under this DCP shall not be deemed to be the property of the Participant and shall be subject to claims of creditors of the Employer. No participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the DCP may be made. Any use of the words “contributions”, “contribute”, “earnings” or “Earnings” or any similar phrase, shall not require actual contributions or funding of this DCP and is only used for convenience when describing the deferral and supplemental retirement benefit activities of this DCP.

Article X

Plan Administration

10.1 General Duty

The DCP shall be administered by the Board which may delegate the power and duty to perform any non-discretionary actions to the Human Resources Department in addition to the powers and authority given to the Human Resources Department under the terms of this DCP. It shall be the principal duty of the Board to oversee that the provisions of the DCP are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the DCP. It shall be the principal duty of the Human Resources Department to exercise its power and authority to administer the DCP as directed by the Board and as its powers and duties are set out in this DCP.

10.2 Board’s General Powers, Rights and Duties

The Board shall have full power to administer the DCP in all of its details, subject to the applicable requirements of law. For this purpose, the Board is, as respects the rights and obligations of all parties with an interest in this DCP, given the powers, rights and duties specifically stated elsewhere in the DCP, or any other document, and in addition is given, but not limited to, the following powers, rights and duties:

a.	to determine all questions arising under the DCP, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their contributions or benefits under the DCP, to interpret the DCP, and to remedy ambiguities, inconsistencies or omissions;

b.	to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, as in its opinion may be necessary for the proper and efficient administration of the DCP and as are consistent with the DCP;

c.	to direct payments or distributions from the DCP in accordance with the provisions of the DCP;

d.	to develop such information as may be required for tax reporting and withholding or other purposes; and

e.	to employ agents, attorneys, accountants or other persons (who also may be employed by an Employer), and allocate or delegate to them such powers, rights and duties as the Board may consider necessary or advisable to properly carry out the administration of the DCP.

10.3 Exercise of Authority

Whenever any discretionary action by the Board is required, the Board may exercise its authority in a manner that discriminates between and among participants. The Board shall not be required to treat each Eligible Employee and each Participant in the same way. Non-discretionary duties exercised by the Human Resources Department shall be exercised in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment from the Human Resources Department.

However, such preceding requirement shall not prohibit the Human Resources Department from valuing the Account of a Participant at a different date or time in order to facilitate a distribution, nor from taking other actions which may be different with respect to a Participant so long as with respect to a particular action, right, or privilege granted by the DCP or established by the Human Resources Department, the Participant is treated in a similar fashion.

10.4 Indemnification of Administrator

The Employer agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving in the Human Resources Department or otherwise as a delegate or agent of the Board (including any Employee or former Employee who is serving or formerly served as a delegate or agent of the Board) against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the DCP, if such act or omission is or was in good faith.

10.5 Information Required by Human Resources Department

The Human Resources Department shall obtain such data and information as the Human Resources Department may deem necessary or desirable in order to administer the DCP. The records of the Employer as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefore, leave of absence, re-employment and earnings will be conclusive on all persons unless determined by independent agents or delegates of the Human Resources Department to be incorrect. Participants and other persons entitled to benefits under the DCP also shall furnish the Human Resources Department with such evidence, data or information as the Human Resources Department considers necessary or desirable to administer the DCP.

10.6 Claims and Review Procedures

a.	Claims Procedure. If any Participant believes he is being improperly denied any rights or benefits under the DCP, such Participant may file a claim in writing with the Human Resources Department. If any such claim is wholly or partially denied, the Human Resources Department shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent DCP provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification shall be given within 30 days after the claim is received by the Human Resources Department (or within 60 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant within the initial 30 day period). If such notification is not given within such period, the claim shall be considered denied as of the last day of such period and such Participant may request a review of his claim.

b.

Review Procedure. Within 30 days after the date on which a Participant receives a written notice of a denied claim (or, if applicable, within 30 days after the date on which such denial is considered to have occurred) such Participant (or his duly authorized representative) may (i) file a written request with the Board for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Board. The Board shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain specific reasons for the decision as well as specific references to pertinent DCP provisions. The decision on review shall be made within 30 days after the request for review is received by the Board (or within 60 days, if special circumstances require an extension of time for processing the request, such as an election by the Board to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 30-day period). If the decision on review is not made within such period, the claim shall be considered denied.

10.7 Furnishing Information or Providing Other Reports

The Human Resources Department shall provide Employees with: (a) a description of the DCP and (b) such other information or notices as required by ERISA or other applicable law. After payment by the Employee of a reasonable charge, which charge may be waived by the Human Resources Department, the Human Resources Department shall provide the Employee with a copy of this DCP upon written request by the Employee. The Human Resources Department shall also file with government authorities any reports or returns required.

Article XI

Amendment and Discontinuance

The Employer hereby reserves the right and power, by action of the Board, to amend, suspend or terminate the Plan in whole or in part, at any time. Included in the Employer’s right to amend, suspend or terminate is the Employer’s right at any time to no longer permit any additional participants under the DCP, to cease making benefit allocations, and to distribute all Account balances upon DCP termination unless such terminated distribution would violate the distribution restrictions of Code §409A(a)(2)(A) and Code §409(a)(3). The Human Resources Department may promulgate rules and procedures from time to time to carry out the provisions of this Article XI. However, in no event shall the Employer or Board have the right to eliminate or reduce any benefit which has been vested or become nonforfeitable under the DCP, pursuant to Article VII.

Article XII

General Provisions

12.1 Notices

Each Participant entitled to benefits under the DCP must file in writing with the Board such Participant’s post office address and each change of post office address. Any communication, statement or notice addressed to any such Participant at the last post office address filed with the Human Resources Department will be binding upon such person for all purposes of the DCP, and the Human Resources Department shall not be obligated to search for or ascertain the whereabouts of any Participant. Any notice or document required to be given to or filed with the Human Resources Department shall be considered as given or filed if delivered or mailed by registered mail, postage prepaid, to WesBanco, Inc., .One Bank Plaza, Wheeling, WV 26003

12.2 Employment Rights

The DCP does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Employer nor any right or claim to any benefit under the DCP, unless such right or claim has specifically accrued under the terms of the DCP.

12.3 Interests Not Transferable

Except as may be required by law, including the federal income and employment tax withholding provisions of the Code, or of an applicable state’s income tax act, the interests of Participants and their beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered. The preceding shall not preclude the Employer from asserting any claim for damages or for any debt that the Employer may have with respect to the Participant.

12.4 No Interest or Earnings

No interest or earnings of any type shall accrue, be credited or be payable on any amounts that are credited to a Participant’s Account under this DCP other than as specified at Section 6.2.

12.5 Facility of Payment

When a Participant entitled to benefits under the DCP is under a legal disability, or, in the Human Resources Department’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Human Resources Department may direct that the benefits to which such Participant otherwise would be entitled shall be made to such Participant’s legal representative, or to such other person or persons as the Human Resources Department may select for the benefit of such Participant. Any payment made in accordance with the provisions of this Section 12.5 shall be a full and complete discharge of any liability for such payment.

12.6 Gender and Number

Where the context permits, words denoting the masculine gender shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

12.7 Controlling State Law

To the extent not superseded by the laws of the United States, the laws of the state of West Virginia shall be controlling in all matters relating to the DCP.

12.8 Severability

In case any provisions of the DCP shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the DCP, and the DCP shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the DCP.

12.9 Statutory References

All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

12.10 Headings

Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

12.11 Non-taxable Benefits

It is the intention of each Employer that this DCP meet all requirements of the Code so that the benefits provided are non-taxable during the period of deferral and until actual distribution is made.

12.12 Action by the Employer

Any action to be performed by the Employer under the DCP shall be by resolution of its board of directors, by a duly authorized committee of its board of directors, or by a person or persons authorized by resolution of its board of directors or by resolution of such committee.

Executed this 18th day of May, 2005.

WESBANCO, INC.

/s/ Linda Woodfin	By:	/s/ Paul M. Limbert
Witness